Exhibit 99.2
LEASE AMENDMENT
     THIS LEASE AMENDMENT (“Amendment”) is entered into as of January 31, 1998 by and between CENTERPOINT REALTY SERVICES CORPORATION, an Illinois corporation (“Landlord”), and FACTORY CARD OUTLET OF AMERICA LTD., an Illinois corporation (“Tenant”).
W I T N E S S E T H
     WHEREAS, Landlord and Tenant have entered into that certain Industrial Building Lease dated as of October 28, 1996 (“Lease”) with respect to certain premises commonly known as 2727 Diehl Road, Naperville, Illinois, as more particularly described in the Lease.
     WHEREAS, the Lease provides that Landlord shall construct the Initial Improvements in accordance with the Plans. Tenant had requested, and Landlord had agreed to certain changes in the Plans, as the same have been identified as Change Orders 1 through 9 (“Changes”), which Changes resulted in an increase in the costs of construction of the Initial Improvements by the sum of TWO MILLION FIFTEEN THOUSAND EIGHT HUNDRED FORTY THREE AND NO/00 DOLLARS ($2,015,843.00) (“Change Costs”).
     WHEREAS, Tenant has agreed to reimburse Landlord for the Change Costs on the terms and conditions contained herein.
     WHEREAS, the Lease provides that the Commencement Date shall be the later of the Estimated Completion Date or the Substantial Completion Date. The Substantial Completion Date was December 1, 1997. Accordingly, the parties have agreed that the Commencement Date of the Lease shall be December 1, 1997.
     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Recitals. The Recitals are incorporated into this Amendment as if fully set forth in this Section 1.
     2. Definitions. All terms used herein, unless otherwise specified, shall have the meaning ascribed to them in the Lease.
     3. Commencement Date and Termination Date. The Commencement Date of the Lease is hereby defined as December 1, 1997 and the Termination Date is hereby defined as February 28, 2008. All references in the Lease to Commencement Date and Termination Date shall be deemed to mean the applicable dates.
     4. Changes to the Plans. Landlord has completed the construction of the Initial Improvements including the Changes. Tenant shall pay to Landlord the Change Costs as part of Tenant’s monthly installments of Base Rent in an amount equal to TWO HUNDRED ELEVEN THOUSAND SIX HUNDRED SIXTY FOUR AND NO/00 DOLLARS ($211,664.00) for each month during the Initial Term. In the event the Lease is terminated prior to the Termination Date set forth therein, the entire unamortized amount of the Change Costs shall be immediately due and payable in full.
     Accordingly, commencing as of December 1, 1997 the Base Rent Schedule as set forth in the Lease shall be amended as follows:

	Annual	Monthly
Period	Base Rent	Base Rent
December 1, 1997-November 30, 2002	$2,047,893.00	$170,658.00

December 1, 2002-February 28, 2008	$2,355,077.00	$196,256.00
The foregoing remains subject to the Rent Abatement set forth in Section 5.3 of the Lease.
     5. No Other Modification. The Lease is only modified as set forth herein and in all other respects remains in full force and effect.
     6. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     7. Modification. This Amendment may not be modified or amended except by written agreement executed by the parties hereto.
     8. Governing Law. The validity, meaning and effect of this Amendment shall be determined in accordance with the laws of the State of Illinois.
     9. Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10. Severability. The parties hereto intend and believe that each provision in this Amendment comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Amendment is found by a court of law to be in violation of any applicable ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such provision to be illegal, void or unenforceable as written, then such provision shall be given force to the fullest possible extent that the same is legal, valid and enforceable and the remainder of this Amendment shall be construed as if such provision was not contained therein.
     11. Construction. The headings of this Amendment are for convenience only and shall not define or limit the provisions hereof. Where the context so requires, words used in singular shall include the plural and vice versa, and words of one gender shall include all other genders. In the event of a conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment the terms and conditions of this Amendment shall prevail.
     12. No Third Party Beneficiaries. This Amendment shall inure to the sole benefit of the parties hereto. Nothing contained herein shall create, or be construed to create, any right in any person not a party to this Amendment.

     13. Legal Review. The parties hereto acknowledge that they have been advised by legal counsel of their choice in connection with the interpretation, negotiation, drafting and effect of this Amendment and they are satisfied with such legal counsel and the advice which they have received.
     14. Facsimile Signatures. The parties hereto agree that the use of facsimile signatures for the negotiation and execution of this Amendment shall be legal and binding and shall have the same full force and effect as if originally signed.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

LANDLORD:	CENTERPOINT REALTY SERVICES CORPORATION, an Illinois corporation

By:

Its:

By:

Its:

TENANT:	FACTORY CARD OUTLET OF AMERICA LTD., an Illinois corporation

By:

Its:

Attest:

By:

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